News Release

For Immediate Release

GenCorp Reports 2007 Third Quarter Results

SACRAMENTO, Calif. - September 26, 2007 - GenCorp Inc. (NYSE: GY) today reported results for the third quarter ended August 31, 2007.

Sales from continuing operations in the third quarter were strong, reflecting continued growth in the Company’s Aerospace and Defense business. Third quarter 2007 sales totaled $198.5 million, 25% above the $158.3 million for the third quarter 2006. Sales for the first nine months of 2007 were $541.6 million, 19% over $453.9 million for the first nine months of 2006.

Net income for the third quarter 2007 was $15.6 million, or $0.24 diluted earnings per share, compared to a net loss of $13.1 million, or $0.24 loss per share, for the third quarter 2006. The Company’s improved results were primarily driven by (i) improved Aerospace and Defense operating performance, including favorable environmental remediation provision adjustments, and (ii) increased tax benefits.

“The Aerospace and Defense segment delivered another quarter of solid performance,” said Terry Hall, president and chief executive officer.  “Our strategy of focusing on the Aerospace and Defense business, especially with emphasis on inspace, tactical missile and missile defense propulsion, is driving revenue and earnings,” said Mr. Hall. “We continue to work towards obtaining entitlements on 6,400 acres of our Sacramento land. The City of Rancho Cordova decided to rewrite and re-circulate limited portions of the draft Environmental Impact Statement (EIS) and the draft Environmental Impact Report (EIR) in response to recent legal decisions affecting other projects.  While this re-circulation is expected to delay entitlement of Rio Del Oro until the second quarter of 2008, we believe the limited re-circulation is prudent in light of the issues raised by these legal decisions,” concluded Mr. Hall.

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Operations Review

Aerospace and Defense Segment

Third quarter 2007 sales increased 26% to $197.1 million compared to $156.6 million in the third quarter 2006. Sales for the first nine months of 2007 were $536.9 million compared to $449.0 million for the first nine months of 2006, representing a 20% increase.

The increase in sales resulted primarily from higher sales on numerous space and defense programs including Standard Missile, Orion and Titan. The increase in Standard Missile was driven by increased deliveries associated with awards received in 2006 and the award of a new contract in 2007 to develop and qualify the Throttling Divert Attitude Control Systems for the Standard Missile 3 program.   The 2006 Orion award is another factor driving the current year increase in net sales. Additionally, the increase in Titan sales during the current year is the result of the final close-out activities of the program which are essentially complete.

Segment performance improved to $15.0 million for the third quarter 2007 compared to a loss of $1.8 million for the third quarter 2006. Excluding environmental remediation provision adjustments, retirement benefit plan expense, and unusual items, segment performance was $22.0 million in the third quarter 2007 compared to $13.8 million for the third quarter 2006. Segment performance was $41.5 million for the first nine months of 2007 compared to a loss of $2.8 million for the first nine months of 2006. Excluding environmental remediation provision adjustments, retirement benefit plan expense, and unusual items, segment performance was $65.7 million for the first nine months of 2007 compared to $39.3 million for the first nine months of 2006. Factors contributing to the improved 2007 segment performance include: (i) higher sales volume; (ii) improved margin on the Titan program as the result of favorable performance on close-out activities; (iii) a benefit from environmental remediation provision adjustments in 2007 compared to a charge in 2006; and (iv) lower retirement benefit plan expenses. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

As of August 31, 2007, contract backlog was $865 million compared to $973 million and $718 million as of May 31, 2007 and November 30, 2006, respectively. The decrease in the third quarter reflects the impact of close-out activities on the Titan program partially offset by the exercise of a multi-year contract option for the F-22 Forward Booms program valued at $62 million.  Funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received from a commercial customer, was $638 million at August 31, 2007 compared to $713 million and $565 million as of May 31, 2007 and November 30, 2006, respectively.

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Aerojet’s products continued to achieve operational success on tests and launches including: ground tests of an advanced flight-weight combustor on the HyFly program; qualification tests on the Standard Missile MK-72 program; flight operations using the Navy Supersonic Sea-Skimming Target Coyote Ducted Rocket Target Vehicle; and spacecraft launches aboard the Delta II vehicle.

Real Estate Segment

Sales for the first nine months of 2007 and 2006 consist of rental property operations. Segment performance was $2.8 million and $2.1 million in the first nine months of 2007 and 2006, respectively. During the third quarter 2007, the Company began recognizing nominal royalty income on the 2004 mining agreement with Granite Construction Company.

The Company continues to process entitlement applications with the City of Rancho Cordova (Rancho Cordova) on the Rio Del Oro and Westborough at Easton projects; with the County of Sacramento (County) on the Glenborough at Easton and Easton Place project; and with the City of Folsom (Folsom) with regard to the Hillsborough project.

The current project status for each of the pending applications is summarized below:

Rio Del Oro — Rancho Cordova, Elliott Homes and GenCorp continue to cooperate on preparing the technical responses to the comments received on the draft EIS/EIR. Due to recent court decisions, Rancho Cordova has determined that limited portions of the Rio Del Oro EIS/EIR will be rewritten and re-circulated for public comment. Rancho Cordova currently estimates completing its review and changes to the EIS/EIR with the U.S. Army Corps, completing the limited public comment re-circulation, and having a final EIS/EIR ready for approval in the first half of 2008.

Glenborough / Easton Place — The County continues to work on the draft EIR for the Glenborough at Easton and Easton Place project and anticipates completion of the administrative draft of the EIR by the end of 2007.

Westborough — Rancho Cordova has begun the various technical studies required by the environmental review process and anticipates a draft EIR by late 2008.

Hillsborough — GenCorp and other land owners who together control approximately 3,500 acres within Folsom’s Sphere of Influence, are working with Folsom to develop a land use plan, and are conducting overall market and technical studies. The Company’s 625 acre Hillsborough project is within this acreage. Annexation and zoning approvals are expected to occur beyond 2009.

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Additional Information

Retirement benefit plan expense, which is mostly non-cash, decreased to $5.6 million in the third quarter 2007 from $10.8 million in the third quarter 2006. Retirement benefit plan expense decreased to $16.2 million in the first nine months of 2007 from $32.6 million in the first nine months of 2006.

Corporate and other expenses decreased to $6.2 million for the third quarter 2007 from $6.3 million for the third quarter 2006 and to $15.8 million in the first nine months of 2007 from $19.0 million in the first nine months of 2006. The decrease in the first nine months of 2007 compared to the first nine months of 2006 is primarily related to higher costs associated with the Company’s annual meeting and election of the board of directors in 2006.

Total debt increased to $446.5 million at August 31, 2007 from $444.7 million at May 31, 2007. Cash balances at August 31, 2007 decreased to $82.2 million compared to $82.9 million at May 31, 2007. Total debt less cash increased slightly from $361.8 million at May 31, 2007 to $364.3 million as of August 31, 2007. As of August 31, 2007, the Company had $72.4 million in outstanding letters of credit issued under the $125.0 million letter of credit subfacility and the Company’s $80.0 million revolving credit facility was unused.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company’s fixed-price contracts;

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•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	requirements to provide guarantees and/or letters of credit to financially assure the Company’s environmental obligations;
•	environmental claims related to the Company’s current and former businesses and operations;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	reduction in airbag propellant sales volume;
•	disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;
•	changes in economic and other conditions in the Sacramento metropolitan area, California real estate market or changes in interest rates affecting real estate values in that market;
•
the Company’s limited experience in real estate activities and the ability to execute its real estate business plan, including the Company’s ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•
the Company’s property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company’s plans, with much of the Company’s property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

•	the cost of servicing the Company’s debt and compliance with financial and other covenants;
•	the results of significant litigation;
•	costs and time commitment related to acquisition activities;
•	additional costs related to the Company’s recent divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	fluctuations in sales levels causing the Company’s quarterly operating results to fluctuate;
•	effects of changes in discount rates and returns on plan assets of defined benefit pension plans that may require the Company to increase its shareholders’ deficit;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

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About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650

(Tables to follow)

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Condensed Consolidated Statements of Operations
GenCorp Inc.
	Three Months Ended		Nine Months Ended
	August 31,	August 31,	August 31,	August 31,
(In millions, except per-share amounts)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net Sales	$198.5	$158.3	$541.6	$453.9
Costs and Expenses
Cost of products sold	175.4	145.4	473.7	418.3
Selling, general and administrative	4.7	6.1	11.4	21.8
Depreciation and amortization	7.2	6.9	20.6	20.0
Interest expense	7.4	7.2	21.6	19.9
Interest income	(1.1)	(1.3)	(3.6)	(2.3)
Other expense (income), net	(3.4)	9.6	(0.9)	11.5
Unusual items
Unrecoverable portion of settlements and reserves for legal matters	1.8	—	4.4	8.5
Customer reimbursements of tax recoveries	2.3	—	2.3	—
Replacement of senior credit facility	0.6	—	0.6	—
Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	3.6	(15.6)	11.5	(43.8)
Income tax benefit	(12.4)	(1.0)	(15.6)	(4.5)
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	16.0	(14.6)	27.1	(39.3)
Income (loss) from discontinued operations, net of income taxes	(0.4)	1.5	29.5	3.7
Income (loss) before the cumulative effect of a change in accounting principle	15.6	(13.1)	56.6	(35.6)
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(0.7)
Net Income (Loss)	$15.6	$(13.1)	$56.6	$(36.3)
Income (Loss) Per Share of Common Stock
Basic:
Income (loss) per share from continuing operations before cumulative effect of a change in accounting principle	$0.29	$(0.26)	$0.48	$(0.71)
Income (loss) per share from discontinued operations, net of income taxes	(0.01)	0.02	0.53	0.06
Loss per share from cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(0.01)
Net income (loss) per share	$0.28	$(0.24)	$1.01	$(0.66)
Diluted:
Income (loss) per share from continuing operations before cumulative effect of a change in accounting principle	$0.25	$(0.26)	$0.46	$(0.71)
Income (loss) per share from discontinued operations, net of income taxes	(0.01)	0.02	0.41	0.06
Loss per share from cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(0.01)
Net income (loss) per share	$0.24	$(0.24)	$0.87	$(0.66)

Weighted average shares of common stock outstanding	56.3	55.6	56.1	55.3
Weighted average shares of common stock outstanding, assuming dilution	72.0	55.6	71.8	55.3

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Operating Segment Information
GenCorp Inc.
(In millions)	Three Months Ended		Nine Months Ended
	August 31,	August 31,	August 31,	August 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net Sales:
Aerospace and Defense	$197.1	$156.6	$536.9	$449.0
Real Estate	1.4	1.7	4.7	4.9
Total Net Sales	$198.5	$158.3	$541.6	$453.9
Segment Performance: Aerospace and Defense
Segment performance before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items	$22.0	$13.8	$65.7	$39.3
Environmental remediation provision adjustments	3.0	(6.9)	0.3	(7.5)
Retirement benefit plan expense	(5.9)	(8.7)	(17.8)	(26.1)
Unusual items	(4.1)	—	(6.7)	(8.5)
Aerospace and Defense	15.0	(1.8)	41.5	(2.8)
Real Estate	1.4	0.5	2.8	2.1
Total Segment Performance - Income (Loss)	$16.4	$(1.3)	$44.3	$(0.7)

	Three Months Ended		Nine Months Ended
	August 31,	August 31,	August 31,	August 31,
(In millions)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Reconciliation of segment performance to income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle:
Segment Performance - Income (Loss)	$16.4	$(1.3)	$44.3	$(0.7)
Interest expense	(7.4)	(7.2)	(21.6)	(19.9)
Interest income	1.1	1.3	3.6	2.3
Corporate and other expenses	(6.2)	(6.3)	(15.8)	(19.0)
Corporate and other retirement benefit plan income (expense)	0.3	(2.1)	1.6	(6.5)
Unusual items	(0.6)	—	(0.6)	—
Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	$3.6	$(15.6)	$11.5	$(43.8)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, commercial legacy income and expenses, provisions for unusual items not related to the operations, interest expense, interest income, cumulative effect of changes in accounting principles, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the financial performance of its segments.

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Condensed Consolidated Balance Sheets
GenCorp Inc.
	August 31,	November 30,
(In millions)	2007	2006
	(Unaudited)
Current Assets
Cash and cash equivalents	$82.2	$61.2
Restricted cash	—	19.8
Accounts receivable	110.9	71.1
Inventories	62.9	69.5
Recoverable from U.S. government and other third parties for environmental remediation costs and other	49.6	37.6
Prepaid expenses and other	14.2	23.5
Assets of discontinued operations	0.1	0.5
Total Current Assets	319.9	283.2

Noncurrent Assets
Property, plant and equipment, net	134.4	136.8
Recoverable from U.S. government and other third parties for environmental remediation costs and other	193.9	177.0
Prepaid pension asset	171.4	187.3
Goodwill	101.3	101.3
Intangible assets	23.4	24.6
Other noncurrent assets, net	137.7	111.2
Total Noncurrent Assets	762.1	738.2
Total Assets	$1,082.0	$1,021.4

Liabilities and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$1.5	$21.3
Accounts payable	20.2	32.6
Reserves for environmental remediation costs	71.0	55.6
Income taxes payable	4.7	12.2
Postretirement medical and life benefits	9.7	9.7
Advanced payments on contracts	61.5	57.1
Other current liabilities	75.7	88.9
Liabilities of discontinued operations	1.2	1.8
Total Current Liabilities	245.5	279.2

Noncurrent Liabilities
Convertible subordinated notes	271.4	271.4
Senior subordinated notes	97.5	97.5
Other long-term debt	76.1	72.2
Reserves for environmental remediation costs	220.6	210.4
Postretirement medical and life benefits	120.1	127.1
Other noncurrent liabilities	82.2	59.6
Total Noncurrent Liabilities	867.9	838.2
Total Liabilities	1,113.4	1,117.4
Total Shareholders’ Deficit	(31.4)	(96.0)
Total Liabilities and Shareholders’ Deficit	$1,082.0	$1,021.4